UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 4, 2011

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On April 4, 2011, the Federal Home Loan Bank of New York ("Bank") distributed to its employees copies of the Bank’s 2011 Incentive Compensation Plan (the "2011 Plan"). In the memo accompanying the distribution, the Bank noted that the 2011 Plan had been adopted by the Compensation and Human Resources Committee of the Bank’s Board of Directors and been sent to the Bank’s safety and soundness regulator, the Federal Housing Finance Agency ("FHFA"), for their review. The 2011 Plan is subject to revision as a result of any feedback that may be received from the FHFA in the future. Until such time as it receives feedback from the FHFA, the Bank will operate as if the 2011 Plan is in effect as currently structured.

Objective of the 2011 Plan

The objective of the Bank’s 2011 Plan is to motivate employees to take actions that support the Bank’s strategies and lead to the attainment of the Bank’s business plan and fulfillment of its mission. The 2011 Plan is also intended to help retain employees by affording them the opportunity to share in the Bank's performance results. The 2011 Plan seeks to accomplish these objectives by linking annual cash pay-out award opportunities to Bank performance and to individual performance. All salaried exempt employees are eligible to participate in the 2011 Plan.

Measurements Used by the 2011 Plan

The 2011 Plan incorporates two sets of goals: (a) Bankwide performance goals, and (b) individual performance goals.

The three Bankwide performance goals are: "Business Effectiveness"; "Growth Effectiveness"; and "Community Investment Effectiveness".

The Business Effectiveness goal has two components -- return and risk. Return will be measured by the Dividend Capacity results, which is essentially economic net income. Risk will be measured by calculating two metrics: (i) the level of economic market, credit and operating risk exposures within the Bank’s balance sheet, and (ii) the ratio of market value of equity to capital stock.

The Bank’s Growth Effectiveness goal will be measured by the number of new members and other activities during 2011 that are intended to position the Bank for future growth and mission fulfillment.

Finally, the Bank’s Community Investment Effectiveness goal will be measured by the Bank’s achievements in various housing and community development activities.

The aforementioned Bankwide performance goals specify performance levels required to receive incentive award amounts. ‘Threshold’ performance level(s) are the minimum performance that results in the lowest compensation award. ‘Target’ performance level(s) are designed to be attainable, but not without significant effort. ‘Maximum’ performance level(s) represent a "reach" for the Bank.

Separately, the individual performance goals utilize individual, department and group performance measures where appropriate and applicable.

Determining Incentive Compensation Award Payout Opportunities Under the 2011 Plan

Under the 2011 Plan, eligible employees are assigned an incentive compensation award opportunity which is expressed as a percentage of the employee’s base salary for the 2011 Plan year. With respect to the Bank’s President (who is also the Bank’s principal executive officer), the incentive compensation award opportunity for 2011 is as follows:

20% of Base Salary (Threshold)
40% of Base Salary (Target)
80% of Base Salary (Maximum)

With respect to the rest of the Management Committee members, a group which includes all other named executive officers (including the principal financial officer), the incentive compensation award opportunity for 2011 is as follows:

15% of Base Salary (Threshold)
30% of Base Salary (Target)
60% of Base Salary (Maximum)

In addition, when employees are individually evaluated, they receive one of five performance ratings: "Outstanding"; "Exceeds Requirements"; "Meets Requirements"; "Needs Improvement"; and; "Unsatisfactory". 2011 Plan awards will only be paid to participants who have attained at least a specified threshold rating within the "Meets Requirements" category on their individual performance evaluations and who do not have any unresolved disciplinary matters. Participants may receive a 2011 Plan award payment even if Bankwide goal results are such that no payments are awarded for the Bankwide portion of the Incentive Plan. (The 2010 edition of the Plan provided that Plan participants rated "Exceeds Requirements" or "Outstanding" on their individual performance evaluations would receive an amount equal to an additional 3% or 6%, respectively, of their base salary added to their 2010 Plan award. This provision is not included in the 2011 Plan. Instead, such awards will be included as part of the annual performance evaluation process. As has been the case in the past, such cash payouts for superior performance will not result in any increase to base salaries.)

Weighting of Bankwide Goals and Individual Goals Under the 2011 Plan

The Bank believes that employees at higher ranks have a greater degree of impact on the achievement of Bankwide goals than employees at lower ranks. Therefore, employees at higher ranks have a greater weighting placed on the Bankwide performance component of their incentive award opportunities as opposed to the individual performance component. For the Bank’s President and the other Management Committee members, the overall incentive compensation opportunity in the 2011 Plan is weighted 90% on Bankwide performance goals and 10% on individual performance goals.

The 2011 Plan will be administered by the President, subject to any requirements for review and approval by the Compensation and Human Resources Committee of the Board of Directors ("Committee") that the Committee may establish. The results of the Bankwide goals and the resulting awards, if any, will be reviewed and approved by the Committee before disbursement. In all areas not specifically reserved by the Committee for its review and approval, the decisions of the President or his designee concerning the Plan shall be binding on the Bank and on all Participants.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

April 8, 2011	By:	/s/ Patrick A. Morgan

Name: Patrick A. Morgan
Title: Senior Vice President and Chief Financial Officer